EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

Contact Information

CIC
Investor Relations Inquiries:
Chantal Eshghipour
650-802-7740
investorrelations@cic.com


                     COMMUNICATION INTELLIGENCE CORPORATION
                     ANNOUNCES PAYMENT OF $3.5 MILLION NOTE



Redwood Shores, CA, November 9, 2004 - (OTC BB: CICI) Communication Intelligence Corporation ("CIC"), the leader in biometric signature verification & natural input software and a leading supplier of electronic signature solutions, announced today that it has paid, in full, a $3.5 million note due to Cornell Capital Partners, LP ("Cornell").



"We are pleased to be able to pay the note off with cash generated from operations," stated Guido DiGregorio, CIC's Chairman & CEO. "I would like to thank Cornell for the financial assistance and support it has provided CIC over the past several years."

About CIC Communication Intelligence Corporation ("CIC") is the leading supplier of biometric signature verification and natural input software and a leading supplier of electronic signature solutions focused on emerging, high potential applications including paperless workflow, handheld computers, smartphones and eTransactions, enabling the world with "The Power to Sign Online(R)". CIC's products are designed to increase the ease of use, functionality, and security of electronic devices and eBusiness processes. CIC sells directly to OEMs and Enterprises and has products available through major retail outlets and key integration/channel partners. Industry leaders such as Charles Schwab, Fujitsu, IBM, Oracle, PalmSource, Prudential, Siebel Systems, Siemens Medical Systems, Sony Ericsson, Symbol and TVA have licensed the company's technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com

Forward Looking Statement Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company's technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

CIC, its logo and the Power to Sign Online are registered trademarks. All other trademarks and registered trademarks are the property of their respective holders.


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